Exhibit 99.B(k)

Brittany S. Speas

Counsel

The Lincoln National Life Insurance Company

100 N. Greene Street

Greensboro, North Carolina 27401

Telephone: (743)867-0064

Brittany Speas@LFG.com

VIA EDGAR

May 7, 2024

U.S. Securities and Exchange Commission

100 F Street, N. E.

Washington, DC 20549-0506

Re:	Lincoln Life Flexible Premium Variable Life Account M

The Lincoln National Life Insurance Company

File No: 333-276970; 811-08557; CIK: 0001048607

Pre-Effective Amendment No. 1 to the Initial Registration Statement, Form N-6

Lincoln MoneyGuard Market Advantage® 2024

Dear Sir or Madam:

As Counsel of The Lincoln National Life Insurance Company (“Company”), I am familiar with the actions of the Board of Directors of the Company establishing the Account and its method of operation and authorizing the filing of a Registration Statement under the Securities Act of 1933 (and amendments thereto) for the securities to be issued by the Account and the Investment Company Act of 1940 for the Account itself.

In the course of preparing this opinion, I have reviewed the Certificate of Incorporation and the By-Laws of the Company, the Board actions with respect to the Account, and such other matters as I deemed necessary or appropriate. Based on such review, I am of the opinion that the variable life insurance policies (and interests therein) which are the subject of the Registration Statement under the Securities Act of 1933, as amended, for the Account will, when issued, be legally issued and will represent binding obligations of the Company, the depositor for the Account.

I further consent to the use of this opinion as an Exhibit to this Pre-Effective Amendment No. 1 to the Initial Registration Statement and to the reference to me under the heading “Experts” in said Registration Statement, as amended.

Very truly yours,

/s/ Brittany S. Speas

Brittany S. Speas

Counsel